                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        OLD KENT FINANCIAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                                   [Old Kent]
                            Financial Corporation

                            111 Lyon Street N.W.
                            Grand Rapids, Michigan 49503

                    Notice of Annual Meeting of Shareholders
--------------------------------------------------------------------------------

                       Date: Monday, April 17, 2000

                       Time: 10:00 a.m., local time

                       Place: Ambassador Ballroom
                            Amway Grand Plaza Hotel
                            187 Monroe Avenue N.W.
                            Grand Rapids, Michigan 49503

                                                               February 28, 2000

Dear Fellow Shareholder:

You are cordially invited to attend Old Kent's Annual Meeting of Shareholders on April 17, 2000. At the meeting, we will vote on:

(1) Election of Directors;

(2) Approval of the Executive Incentive Bonus Plan of 2000; and

(3) Such other business as may properly come before the meeting.

You can vote at the annual meeting if you were a shareholder of record on February 18, 2000. Your board of directors recommends that you vote for each of the nominees and the proposal outlined in this proxy statement.

We look forward to seeing you at the meeting.

                                        By Order of the Board of Directors,

                                        /s/ Mary E. Tuuk
                                        Mary E. Tuuk
                                        Senior Vice President and Secretary

            Your vote is important to us. Even if you plan to attend the meeting, please vote now, either by phone or the Internet as provided in the enclosed instructions, or by signing, dating, and mailing your proxy in the enclosed envelope.

                               Table of Contents

                                                                            Page
                                                                            ----
Proxy Statement............................................................   1
 Time and Place of the Meeting.............................................   1
 Purposes of the Meeting...................................................   1
 How to Vote by Proxy......................................................   1
 How to Vote at the Meeting................................................   2
 Required Vote.............................................................   2

Election of Directors......................................................   2

Old Kent's Board of Directors..............................................   3
 Nominees for the Board of Directors.......................................   3
 Continuing Directors with Terms Expiring in 2001..........................   3
 Continuing Directors with Terms Expiring in 2002..........................   4
 Committees of the Board of Directors......................................   4
 Board Meeting Attendance..................................................   5
 Compensation of Directors.................................................   5
 Shareholder Nominations...................................................   5

Ownership of Old Kent Stock................................................   6
 Ownership of Old Kent Stock by Directors and Executive Officers...........   6
 Five Percent Shareholder..................................................   7

                                                                            Page
                                                                            ----
Proposal: Approval of the Executive Incentive Bonus Plan of 2000...........   8

Old Kent's Stock Performance...............................................  10

Executive Compensation.....................................................  12
 Introduction..............................................................  12
 Summary of Executive Compensation.........................................  13
 Equity-Based Compensation Program.........................................  14
 Retirement Plans..........................................................  15
 Executive Severance Agreements............................................  16
 Compensation Committee Report on Executive Compensation...................  17

Related Matters............................................................  19
 Proposals of Shareholders.................................................  19
 1999 Annual Report........................................................  19
 Solicitation of Proxies...................................................  19
 Certain Relationships and Related Transactions............................  20
 Section 16(a) Beneficial Ownership Reporting Compliance...................  20
 Independent Public Accountants............................................  20

[Old Kent]

                                                            111 Lyon Street N.W.
                                                    Grand Rapids, Michigan 49503

                                                               February 28, 2000

                                Proxy Statement
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Time and Place of the Meeting

You are cordially invited to attend the annual meeting of shareholders of Old Kent Financial Corporation that will be held on Monday, April 17, 2000 in the Ambassador Ballroom of the Amway Grand Plaza Hotel, 187 Monroe Avenue N.W., Grand Rapids, Michigan, 49503, at 10:00 a.m. local time.

This proxy statement and the enclosed proxy are being furnished to you in connection with the solicitation of proxies by the Old Kent board of directors for use at the annual meeting. In this proxy statement, "we," "us", "our" and "Old Kent" refer to Old Kent Financial Corporation and "you" and "your" refer to Old Kent shareholders.

Purposes of the Meeting

The purpose of the annual meeting is to consider and vote upon:

(1) Election of Directors;

(2) Approval of the Executive Incentive Bonus Plan of 2000; and

(3) Such other business as may properly come before the meeting.

Your board of directors recommends that you vote for each of the nominees and the proposal discussed in this proxy statement.

You may vote at the meeting if you were a shareholder of record of Old Kent on February 18, 2000. Each such shareholder is entitled to one vote per share on each matter presented.

As of February 18, 2000, there were 121,912,301 shares of Old Kent common stock issued and outstanding.

How to Vote by Proxy

If you are a registered shareholder (that is, if you hold your Old Kent stock in certificate form or in Old Kent's book-entry system), you may vote by mail, phone or the Internet. To vote by mail, please sign and return the enclosed form of proxy. To vote by phone or the Internet, follow the instructions attached to your proxy. By voting by phone or the Internet, you will appoint the individuals named in the enclosed proxy as your proxies with the same authority as if you had signed and returned the enclosed form of proxy. The deadline for voting by phone or the Internet is 11:59 p.m. on April 16, 2000.

If you hold your stock in "street name" (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker"), your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent to determine whether you are able to vote by phone or the Internet.

Regardless of the method with which you choose to vote by proxy (e.g., by mail, phone, or Internet), if you specify a choice, the shares represented by your proxy will be voted as specified. If you do not specify a choice, your shares will be voted for the election as directors of the nominees named in this proxy statement, for the proposal set forth in this proxy statement and, with respect to any other matter that may come before the meeting, in the discretion of the individuals named as proxies on your proxy. If any other matters are properly presented for consideration at the annual meeting, the individuals named in the enclosed form of proxy will vote your shares on those matters in their discretion for you. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time prior to its exercise by delivering written notice of revocation to the Secretary of Old Kent or by attending and voting at the annual meeting.

How to Vote at the Meeting

If you are a registered shareholder, you may vote in person at the meeting by following the instructions provided at the meeting. If you hold your stock in street name, you must obtain a proxy--executed in your favor--from the broker and present that proxy at the meeting.

Required Vote

A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees for whom the most votes are cast will be elected.

Each other matter voted upon at the meeting will be approved if a majority of the votes cast are voted for such matter.

The presence of the holders of a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker "non-votes" also count for quorum purposes, although we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.
                             Election of Directors
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The board of directors presently consists of 18 individuals divided into three classes of six individuals. Three directors will retire from the board of directors as of the annual meeting, resulting in a board of directors consisting of 15 individuals, divided into three classes of five individuals. Each class has a term of office of three years, with the term of office of one class expiring at the annual meeting in each successive year:

The board of directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting in the year indicated:

                           Term
   Nominee               Expiring
   -------               --------
   William P. Crawford     2003
   James P. Hackett        2003
   Erina Hanka             2003
   Michael J. Jandernoa    2003
   Fred P. Keller          2003
   Robert H. Warrington    2002

Each proposed nominee is willing to be elected and serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected unless you withheld authority to vote on the election of directors. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

Biographical information concerning nominees and current directors whose terms of office will continue after the annual meeting is presented below. Except as otherwise indicated, each director and nominee has had the same principal employment for over five years and has been a director of Old Kent Bank, Old Kent's principal banking subsidiary, since 1997.

                         Old Kent's Board of Directors
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      Nominees for the Board of Directors
      ----------------------------------------------------------

William P. Crawford (age 56) has been a director of Old Kent since 1997. He is President and Chief Executive Officer of Steelcase Design Partnership, a manufacturer of office systems and subsidiary of Steelcase Inc. Mr. Crawford has been a director of Old Kent Bank since 1988. Mr. Crawford is a director of Steelcase Inc.

James P. Hackett (age 44) has been a director of Old Kent since 1995. Mr. Hackett is President and Chief Executive Officer and a director of Steelcase Inc., a manufacturer of office systems.

Erina Hanka (age 57) has been a director of Old Kent since 1995. Ms. Hanka is President of Suspa Inc., a manufacturer of lift, support, dampening and adjustment devices. Ms. Hanka also served as a director of Old Kent Bank from 1988 until her election to the Old Kent board in 1995.

Michael J. Jandernoa (age 49) has been a director of Old Kent since 1993. He is Chairman of the Board and Chief Executive Officer and a director of Perrigo Company, a manufacturer and marketer of store-brand health products. Mr. Jandernoa also was a director of Old Kent Bank from 1987 until his appointment to the Old Kent board in 1993.

Fred P. Keller (age 55) has been a director of Old Kent since 1997. He is Chairman and Chief Executive Officer of Cascade Engineering, Inc., a manufacturer of plastic injection molded automotive, seating and container products. Mr. Keller has been a director of Old Kent Bank since 1987.

Robert H. Warrington (age 52) is Vice Chairman of Old Kent and Chairman of Old Kent Mortgage Services, Inc. and Old Kent Mortgage Company. He has been Vice Chairman and a director of Old Kent and Old Kent Bank since 1998. He was Senior Executive Vice President of Old Kent from 1997 to 1998, President of Old Kent Mortgage Services, Inc. and Old Kent Mortgage Company from 1993 to 1997, Executive Vice President of Old Kent and Old Kent Bank from 1995 to 1997, and previously served Old Kent in various other executive capacities.

                  Your Board of Directors Recommends That You
               Vote FOR the Election of All Nominees as Directors

                Continuing Directors with Terms Expiring in 2001
      ----------------------------------------------------------

Richard M. DeVos, Jr. (age 44) has been a director of Old Kent since 1994. He is President of Amway Corporation, a direct selling company that manufactures and markets home care, personal care and health and fitness products. He is also owner and Chairman of the Board of The Windquest Group, a multi-company management group, and, with his family, an owner of The Orlando Magic, a National Basketball Association franchise. Mr. DeVos served as a director of Old Kent Bank from 1987 until his appointment to the Old Kent board in 1994.

Kevin T. Kabat (age 43) is Vice Chairman of Old Kent and President of Old Kent Bank. He has been Vice Chairman and a director of Old Kent since 1998 and a director of Old Kent Bank since 1997. He was Senior Executive Vice President of Old Kent from 1997 to 1998, Executive Vice President of Old Kent from 1995 to 1997, and previously served Old Kent in various other executive capacities.

John P. Keller (age 60) has been a director of Old Kent since 1988. He is President of Keller Group, Inc., a diversified manufacturer. Mr. Keller is also a director of A.M. Castle, Co. and Castle Energy Corporation.

David J. Wagner (age 45) is Chairman of the Board, President and Chief Executive Officer of Old Kent and Chairman of the Board and Chief Executive Officer of Old Kent Bank. He has been a director of Old Kent since 1992 and Old Kent Bank since 1986. Mr. Wagner was appointed by the board of directors to assume the position of President of Old Kent in 1994, Chief Executive Officer and Chairman of the Board of Old Kent in 1995, and previously served Old Kent in various other executive capacities.

Margaret Sellers Walker (age 64) has been a director of Old Kent since 1997. She is a Professor of Public Administration, School of Public and Nonprofit Administration, at Grand Valley State University. Ms. Sellers Walker has been a director of Old Kent Bank since 1993.

                Continuing Directors with Terms Expiring in 2002
      ----------------------------------------------------------

Hendrik G. Meijer (age 48) has been a director of Old Kent since 1997. He is Co-Chairman of Meijer, Inc., a food and general merchandise retailer. Mr. Meijer has been a director of Old Kent Bank since 1989.

Percy A. Pierre (age 61) has been a director of Old Kent since 1992. He is Professor of Electrical Engineering at Michigan State University. He was Vice President for Research and Graduate Studies at MSU until 1995. Dr. Pierre is also a director of CMS Energy Corporation and Whitman Education Group, Inc.

Marilyn J. Schlack (age 63) has been a director of Old Kent since 1997. She is the President of Kalamazoo Valley Community College. Dr. Schlack has been a director of Old Kent Bank since 1995.

Peter F. Secchia (age 62) has been a director of Old Kent since 1993. He is Chairman of the Board and a director of Universal Forest Products, Inc., a manufacturer and distributor of building supplies. From 1989 until 1993, he was United States Ambassador to Italy. Mr. Secchia previously served as a director of Old Kent Bank in 1988 and 1989.
      ----------------------------------------------------------

Committees of the Board of Directors

The board of directors has established four standing committees. Each standing committee (except the Executive Committee) is chaired by an outside director.

The Audit Committee recommends the appointment of independent public accountants and reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews Old Kent's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of examinations received from regulatory authorities. Directors who are also employees of Old Kent or its subsidiaries may not serve on this committee.

Dr. Schlack, Ms. Sellers Walker, and Messrs. Antonini and Boyles presently serve on this committee. It met four times during 1999.

The Compensation Committee administers Old Kent's various officer and employee compensation, benefit and retirement plans. This committee also reviews key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the board of directors. Directors who are also employees of Old Kent or its subsidiaries and who may participate in the plans that this committee administers may not serve on this committee.

Messrs. Hackett, Jandernoa and J. Keller presently serve on this committee. It met three times during 1999.

The Committee on Directors proposes and considers suggestions as to candidates for the board of directors, reviews director attendance, reviews and recommends board policies and procedures, and reviews and recommends to the board modifications to the directors' compensation and retirement policy. The Committee on Directors will consider candidates suggested by shareholders for nomination by the board of directors.

Dr. Pierre and Messrs. Crawford, DeVos, Jandernoa, Secchia, and Wagner presently serve on this committee. The Committee on Directors met two times during 1999.

The Executive Committee exercises the authority of the board of directors during the intervals between meetings of the board. Messrs. Jandernoa,

Kabat, J. Keller, Meijer, Wagner, and Warrington presently serve on this committee. The Executive Committee did not meet during 1999.

Board Meeting Attendance

During 1999, the Old Kent board of directors held seven regularly scheduled meetings and three special meetings called on short notice to consider acquisitions. All incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year, except Mr. Antonini and Mr. Hackett, each of whom attended 71%.

Compensation of Directors

Old Kent pays each non-employee director an annual retainer of $20,000 and a fee of $1,000 for each meeting of the board of directors attended. Old Kent pays directors who serve on committees $1,000 for each committee meeting attended and each committee chairman who is not an employee of Old Kent an additional retainer of $4,000 per year. Directors are reimbursed for travel expenses for meetings attended.

Each director of Old Kent participates in the Old Kent Directors' Deferred Compensation Plan, a nonqualified deferred compensation program. This plan permits deferral of all or any portion of current directors' fees. Amounts deferred are credited with earnings as if the amounts had been invested as directed by plan participants from time to time among six funds substantially identical to the six funds available in the Old Kent Thrift Plan. One of those six funds is an Old Kent common stock fund.

The amount accumulated by a director in the Old Kent Directors' Deferred Compensation Plan will be paid commencing on March 1 of the year following the year during which the director's board service ends in a lump-sum or annual installments over a period of up to ten years. One-half of each director's annual retainer is deferred and credited to the Old Kent common stock fund under the Old Kent Directors' Deferred Compensation Plan.

Shareholder Nominations

A shareholder of record may nominate an individual for a directorship, provided such shareholder is entitled to vote at the applicable annual meeting or special meeting of shareholders called for election of directors (an "election meeting"). To make such a nomination, a shareholder must deliver--not less than 120 days prior to the date of the election meeting in the case of an annual meeting and not more than seven days following the date of notice of the election meeting in the case of a special meeting--a notice to the Secretary of Old Kent setting forth with respect to each proposed nominee: the name, age, business address and residence address of the nominee; the principal occupation or employment of the nominee; the number of shares of capital stock of Old Kent that are beneficially owned by the nominee; a statement that the nominee is willing to be nominated and to serve; and such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

                          Ownership of Old Kent Stock
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Ownership of Old Kent Stock by Directors and Executive Officers

The following table shows the number of shares of Old Kent stock beneficially owned on December 31, 1999 by each of Old Kent's directors and nominees for director, each of the officers named in the Summary Compensation Table on page 13, and all of Old Kent's directors and executive officers as a group. None of these individuals beneficially owned more than 1% of the shares of Old Kent stock outstanding on December 31, 1999. As a group, Old Kent's directors and executive officers owned 2.2% of Old Kent's outstanding stock on December 31, 1999.


                                  Amount and Nature of Beneficial Ownership(1)
                             ------------------------------------------------------
                                Sole       Shared
                             Voting and   Voting or                        Total
                             Dispositive Dispositive   Stock    Deferred Beneficial
  Name of Beneficial Owner      Power     Power(2)   Options(3) Stock(4) Ownership
  ------------------------   ----------- ----------- ---------- -------- ----------
  Richard L. Antonini               --         253          --    4,610      4,863
  John D. Boyles                72,275          --          --      487     72,762
  William P. Crawford               --      18,706          --      487     19,193
  Richard M. DeVos, Jr.         23,614          --          --      487     24,101
  William G. Gonzalez            3,750          --          --    6,906     10,656
  James P. Hackett               1,377          --          --    1,327      2,704
  Erina Hanka                       --       6,232          --    8,099     14,331
  James A. Hubbard (5)          14,202          --      67,406       --     81,608
  Michael J. Jandernoa          31,322          --          --   11,705     43,027
  Kevin T. Kabat (5)            33,275      13,007     147,936       --    194,218
  Fred P. Keller                15,813          --          --    1,037     16,850
  John P. Keller                14,148          --          --    1,043     15,191
  Kenneth C. Krei (5)           18,094       1,102      52,964       --     72,160
  Hendrik G. Meijer              4,401      23,342          --    2,729     30,472
  Percy A. Pierre                2,672       2,568          --    6,166     11,406
  Marilyn J. Schlack             2,488          --          --    1,235      3,723
  Peter F. Secchia             122,664      52,499          --   11,485    186,648
  David J. Wagner              118,419      22,760     427,237   51,653    620,069
  Margaret Sellers Walker          315          --          --      789      1,104
  Robert H. Warrington (5)      26,828      23,127     143,079       --    193,034
  All directors and
   executive
   officers as a group         704,432     297,747   1,517,652  110,245  2,630,076


Explanatory footnotes begin following the next table.

Five Percent Shareholder

The following table sets forth information concerning the number of shares of Old Kent stock held by Old Kent Bank as of December 31, 1999. Old Kent Bank is the only shareholder reported to us to have been the beneficial owner of more than 5% of the outstanding shares of Old Kent stock on December 31, 1999.


                              Nature of Beneficial Ownership (6)
                          -------------------------------------------
                            Sole     Shared      Sole       Shared               Percent
  Name and Address of      Voting    Voting   Dispositive Dispositive              of
  Beneficial Owner (1)      Power   Power (2)    Power     Power (2)    Total     Class
  ----------------------  --------- --------- ----------- ----------- ---------- -------
  Old Kent Bank
  111 Lyon Street N.W.    5,927,327 3,729,142  2,901,118   6,247,624  10,010,697  8.5%
  Grand Rapids, Michigan

(1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Under the rules of the Securities and Exchange Commission, a "beneficial owner" of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by Old Kent Bank are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of Old Kent may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Old Kent Bank to some degree, but disclaim beneficial ownership of these shares. Old Kent and Old Kent Bank disclaim beneficial ownership of shares held by Old Kent Bank in fiduciary capacities.
(2) These numbers of shares shown in this column include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.
(3) The stock options included in this column are only those options that are exercisable within 60 days. Options that vest at later dates are not reported in this table.
(4) The numbers of shares shown in this column for Old Kent officers represent shares credited to the officer's account under the Old Kent Deferred Stock Compensation Plan. Under that plan, each officer is unconditionally entitled to receive stock at the end of a deferral period, but has no present voting or dispositive power over those shares. The numbers of shares shown in this column for directors who are not officers of Old Kent represent shares credited to the director's account under the Old Kent Directors' Deferred Compensation Plan. Under that plan, the director is unconditionally entitled to receive stock (or at Old Kent's option, cash of equivalent value), upon termination of board service, but has no present voting or dispositive power over those shares.
(5) The numbers of shares shown include shares of restricted stock granted under the Old Kent Restricted Stock Plan of 1987 or similar special arrangements. The indicated officer has voting power but no present dispositive power over these shares and these shares are subject to forfeiture upon termination of employment under certain circumstances.
(6) Due to variations in the terms of the agreements under which Old Kent Bank holds shares as a fiduciary, the same shares may be included in one or two of the "Nature of Beneficial Ownership" columns (e.g., shares may be included in both the "Sole Voting Power" and the "Sole Dispositive Power" columns). Thus, the sum of the "Nature of Beneficial Ownership" columns does not equal the number set forth in the "Total" column.

        Proposal: Approval of the Executive Incentive Bonus Plan of 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Old Kent has for many years paid annual incentive bonuses to its executive officers pursuant to an annual incentive plan. Under that plan, the Compensation Committee and senior management establish a target award and a set of performance factors for each officer. A bonus may be paid in cash at the end of the year based on an assessment of performance against the designated factors.

The Chief Executive Officer's annual incentive bonus has traditionally been based entirely on corporate performance. The annual incentive bonuses of other senior executive officers are based on allocations of corporate, business unit and individual performance components that vary from individual to individual.

Section 162(m) of the Internal Revenue Code limits the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to its four most highly paid compensated officers other than the chief executive officer to $1,000,000. Qualified "performance based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000.

In 1997, the Old Kent board of directors adopted and shareholders approved the existing Executive Incentive Bonus Plan. The 1997 bonus plan was intended to formalize Old Kent's existing bonus practice, to the extent that those bonuses are based on corporate performance, and to permit relevant employees' bonuses to be tax deductible under Section 162(m) while allowing, as nearly as practicable, the continuation of Old Kent's preexisting practices with respect to payment of incentive bonuses based on corporate performance.

This year, the Compensation Committee and board of directors are requesting that you approve the Executive Incentive Bonus Plan of 2000 (the "Plan"). This Plan has been unanimously authorized by the board of directors and its Compensation Committee, which consists entirely of independent directors. The proposed Plan would allow the Compensation Committee greater flexibility to structure the performance goals that will determine the existence and amount of the bonuses paid under the Plan. In addition, the Plan would increase the maximum amount of performance-based, incentive compensation that may be paid to an individual under the Plan for any single year and extend the Plan's useful life to 2005.

The proposed Plan would permit the Compensation Committee to designate any officer or key management employee of Old Kent or any of its subsidiaries (an undeterminable number of persons) as participants under the Plan. It is, however, the intention of the Compensation Committee that participation in the Plan in any year would be limited to those individuals who are expected to receive compensation for that year that would not otherwise be tax deductible under Section 162(m). Because Section 162(m), by its terms, limits its application to a corporation's chief executive officer and four other most highly compensated executive officers, it is not presently expected that more than five officers will receive bonuses under the Plan in any year. Only three people would be participants in the Plan for 2000.

Old Kent intends to continue its established practice of paying annual incentive bonuses to officers under an existing short-term incentive bonus plan that does not qualify under Section 162(m). Participants in the Plan may also receive cash bonuses from Old Kent under that or other bonus programs. The Plan provides, however, that no payment under any other arrangement may be contingent upon failure to meet the performance criteria for payment of an incentive bonus under the Plan.

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by reference to the terms of the Plan that is set forth in the appendix to this proxy statement.

Under the Plan, the Compensation Committee must specify for each participant each fiscal year:

  . A target bonus, expressed as a percentage of the participant's base salary, a specified dollar amount, or a formula;

  . Incentive bonus levels, expressed as a percentage of the target bonus, to be paid to the participant at specified levels of performance; and

  . The applicable absolute or relative measurement of performance, including conditions and adjustment factors, on which the ultimate amount of any incentive bonus will be based.

Incentive bonus levels may be expressed as a range of percentages of the target bonus that will be paid at specified levels of performance, as a mathematical formula determining the percentage of the target bonus payable at varying levels of performance, or a combination of the two.

The Compensation Committee would annually select a peer group, consisting of a number of bank holding companies or financial holding companies, and may establish rules under which a peer group member that becomes nonrepresentative of the other members of the peer group would be eliminated from consideration for a particular year. The Compensation Committee will determine the annual performance goal based on any one or any combination of:

  . The rank of Old Kent's performance among members of the peer group;

  . A formula relating Old Kent's performance to the performance of the members of the peer group; or

  . Achievement by Old Kent of specified, absolute levels of performance, the attainment of which are substantially uncertain when specified.

Performance of both Old Kent and any member of the peer group will be determined by reference to one or more of the following business criteria, as specified by the Compensation Committee: net income, net income per share, return on equity, cash earnings, cash earnings per share, cash earnings return on equity, operating income, operating income per share, or operating income return on equity. The performance measurement defined by the Compensation Committee may specify that performance under the business criteria would be adjusted for Old Kent and the members of the peer group to eliminate the disparate effects on Old Kent or the members of the peer group resulting from any one or more of the following: acquisitions, mergers, disposition of businesses, extraordinary transactions, amortization of goodwill or other intangible assets, changes in accounting practices based on newly promulgated accounting rules and interpretations, securities transactions, or discontinued operations. Under the 1997 bonus plan, the Compensation Committee could only select bonus criteria based on return on equity computed on reported net income.

Payment of an incentive bonus to a participant for a year under the Plan is entirely contingent upon the attainment of the performance goal of the participant in the year established by the Compensation Committee during the first 90 days of the year. The maximum bonus for any participant for a fiscal year may not exceed $3,000,000. The incentive bonus payable to a participant for a year will be paid as soon as feasible following final determination and certification by the Compensation Committee of the amount payable for the year.

If approved, the Plan will be in effect for 2000 and will terminate at the time of the first meeting of shareholders held in the year 2005, unless reapproved by shareholders. Thereafter, the Plan will terminate unless reapproved not later than the first meeting of shareholders in each fifth year following the year of the prior reapproval. The board of directors may terminate the Plan at any time.

The Plan may be amended by the board. An amendment to change the list of business criteria that may be used for performance measurement must be contingent on shareholder reapproval. An amendment adopted after the first 90 days of a year may not directly or indirectly increase the amount of any incentive bonus, alter the allocation of benefits among participants, or alter any element of the performance goal in a manner that will increase any incentive bonus payable to any Plan participant for that year. If approved by the shareholders, the Plan will amend and replace the existing 1997 bonus plan.

The Compensation Committee has designated three officers for participation in the proposed Plan in 2000. The following table lists all the participants in the Plan for 2000, their target bonuses (as a percentage of their base salaries) and the pro-forma amount of incentive bonus that would have been paid under the Plan if it had been in force and implemented in 1999 under the same criteria as have been conditionally specified by the Compensation Committee for 2000:

                            Target
                             Bonus  Pro-Forma
                             (% of    Dollar
                             Base    Value of
Name                        Salary)   Bonus
----                        ------- ----------
David J. Wagner                85%  $  956,250
Chairman of the Board,
President, and Chief
Executive Officer

Kevin T. Kabat*              56.2%  $  316,406
Vice Chairman of the Board

Robert H. Warrington*        56.2%  $  316,406
Vice Chairman of the Board

Executive Group Total               $1,589,062

--------
* The target bonus of each indicated officer is equal to 75% of base salary. The corporate performance component of each indicated officer's target bonus is equal to 75% of the target bonus. The Pro-Forma Dollar Value of Bonus reflects payment of the corporate performance component only.

The bonus payable for 2000 may be as much as 150% of the target bonuses, or as little as nothing, depending on Old Kent's performance. Participants in the Plan may also receive bonuses under other plans or programs. For 2000, the Compensation Committee has specified that the measuring business criteria will be operating income return on equity.

The pro-forma bonus amounts listed above reflect the fact that Old Kent's performance, measured by operating income return on equity, was in the first quartile of its peer group for 1999. Old Kent was also in the first quartile of its peer group with performance measured by GAAP return on equity, the measure used for 1999 under the existing 1997 bonus plan. Accordingly, the bonus paid at comparable target bonus levels would have been the same under either the existing 1997 bonus plan or the proposed Plan.

The Plan operates on a fiscal year basis. Selection as a participant for a year is limited to that year and does not assure selection for any other year. Messrs. Wagner, Warrington, and Kabat, and other officers and key employees of Old Kent and its subsidiaries who could be designated to participate in the Plan in the future, could be considered to have an interest in the Plan.

To qualify as performance-based compensation under Section 162(m), the material terms of the Plan must be approved by the shareholders of Old Kent. No compensation will be paid under the Plan unless the Plan is approved by the shareholders. The affirmative vote of the holders of a majority of the shares of Old Kent common stock represented in person or by proxy and voting on this proposal at the annual meeting is required to approve the Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

                  Your Board of Directors Recommends That You
        Vote FOR Approval of the Executive Incentive Bonus Plan of 2000

                          Old Kent's Stock Performance
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following two graphs compare the long-term total return on an investment in Old Kent stock with the long-term total returns on both a broad-based stock market index and an index comprised of bank holding companies. The total return, as shown on both of these graphs, is measured using both stock price appreciation and the effect of continuous reinvestment of dividends.

The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the financial services industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies and other financial services companies, including 20 of the 22 bank holding companies in the peer group used by Old Kent for compensation purposes in 1999 (see the Compensation Committee Report on Executive Compensation below). Old Kent is included as a component of both the S&P 500 Stock Index and KBW 50 Index.

The first graph below compares the December 31, 1999 value of a $100 investment in Old Kent stock made ten, five, and one years prior to December 31, 1999 to the KBW 50 Index, and the S&P 500 Stock Index. The total return on an investment in Old Kent stock surpassed that of the KBW 50 Index and the S&P 500 Stock Index for the ten year period, was approximately the same as both indexes for the five year period, and was below both indexes for the year 1999. The KBW 50 Index includes several large money center banks and investment banks--a class that performed better than regional financial institutions in 1999 and heavily influenced the market capitalization-weighted KBW 50 Index.


                                [Graph omitted]

                        ONE, FIVE AND TEN YEAR RETURNS
                         10 yr            5 yr            1 yr
                       ----------      ----------      ---------
      OK                  $665            $340           $ 81
      KBW 50               502             346             97
      S&P 5000             533             351            121

The following graph compares the cumulative total shareholder return on an investment in Old Kent stock to total return of the S&P 500 and KBW 50 Indices over a five year period.




                                [Graph omitted]

The dollar values plotted in the above line graph are as follows:

                       OK   KBW 50 S&P 500
               ----  ------ ------ -------
               1994  $100.0 $100.0 $100.0
               1995   147.9  160.2  137.6
               1996   186.0  226.6  169.2
               1997   332.0  331.2  225.6
               1998   417.1  358.6  290.1
               1999   339.7  346.2  351.1

                             Executive Compensation
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Introduction

Old Kent's compensation and benefit programs for its executive officers include the five following components:

  . Salary. Old Kent's objective is to provide base pay at levels that are competitive with its peer group of bank holding companies.

  . Bonus. All executive officers are participants in an annual incentive plan. Under that plan, the Compensation Committee and senior management establish a target award and a set of performance factors that may include various elements of corporate, business unit and individual performance for each executive officer. Old Kent may pay a cash bonus at the end of the year based on an assessment of performance against the designated factors.

  . Long-Term Incentives. To provide executive officers with long-term incentives, it is the practice of Old Kent to grant nonqualified stock options. It may also award deferred stock or restricted stock. All stock options are granted at prices equal to the fair market value of the subject stock at the date of grant. The purposes of these long-term incentives are to: (1) reward executives for achieving longer-term strategic goals, (2) retain executives, (3) protect against too much emphasis on short-term results, (4) provide a means for capital accumulation, and (5) promote stock ownership by executives.

  . Retirement Benefits. Old Kent provides all eligible employees retirement benefits under the qualified Old Kent Retirement Income Plan. In addition, employees are offered an opportunity to save for retirement, with savings supplemented by Old Kent under the qualified Old Kent Thrift Plan. Supplemental, nonqualified programs are provided for executive officers. The objective of these programs is to provide retirement benefits and savings opportunities for executives without the constraints imposed by law on qualified plans.

  . Perquisites. Old Kent's practice is to maintain a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed the lesser of either $50,000 or 10% of each executive officer's respective annual salary and bonus.

Old Kent's various compensation and benefit programs, and the levels of compensation and benefits provided under those programs, are described in more detail below.

Summary of Executive Compensation

The following table shows selected information regarding the compensation of each of Old Kent's five most highly compensated executive officers (including Mr. Wagner as Chief Executive Officer) during 1999 for services rendered during 1997 through 1999.


                           Summary Compensation Table

                                              Annual       Long-Term Compensation
                                           Compensation            Awards
                                        ------------------ ----------------------
                                                           Deferred or
                                                           Restricted  Securities
                                                              Stock    Underlying    All Other
  Name and Principal Position(1)   Year Salary(2) Bonus(2)  Awards(3)  Options(4) Compensation(5)
  -----------------------------    ---- --------- -------- ----------- ---------- ---------------
  David J. Wagner                  1999 $750,000  $843,750        --    157,500       $48,000
   Chairman of the Board,
    President                      1998  700,000   806,250        --    138,915        46,368
   and CEO of Old Kent             1997  650,000   783,000  $313,950     69,457        38,590

  Robert H. Warrington             1999  375,000   421,875        --     84,000        22,063
   Vice Chairman of Old Kent
    and                            1998  325,000   316,875   146,475     69,457        19,619
   Chairman of Old Kent            1997  300,000   291,750   128,822     34,728        17,327
   Mortgage Company

  Kevin T. Kabat                   1999  375,000   421,875        --     84,000        21,119
   Vice Chairman of Old Kent       1998  325,000   285,188        --     69,457        17,909
   and President of Old Kent
    Bank                           1997  265,000   223,050   284,375     34,728        13,312

  James A. Hubbard                 1999  290,000   188,500        --     52,500         6,107
   Senior Executive Vice           1998  275,000   233,269        --     57,881         5,837
   President of Old Kent           1997  184,615   116,000   510,449     11,319         5,423

  Kenneth C. Krei                  1999  265,000   258,375        --     52,500        14,060
   Executive Vice President        1998  235,000   160,000        --     46,305        10,300
   of Old Kent                     1997  220,000    82,688        --      4,594         8,091

(1) Capacities indicated are those in which a majority of compensation was paid in 1999. Mr. Hubbard resigned from Old Kent on January 17, 2000. His 1997 compensation figures are based on partial-year employment.

(2) The "Annual Compensation" column includes compensation deferred under the Old Kent Thrift Plan, the Old Kent Executive Thrift Plan, and the Old Kent Deferred Compensation Plan.

(3) Awards under the Deferred Stock Compensation Plan vest at the date of grant but participants have no right to the shares until five years after the date of grant. Participants in the Deferred Stock Compensation Plan also accrue earnings equal to dividends that would have been paid on shares awarded and the earnings are credited as if reinvested in shares. Restricted stock awards vest after a number of years--but not less than four--specified in the award, subject to acceleration in certain circumstances. Officers who receive restricted stock awards are issued shares subject to forfeiture and receive dividends on those shares. The numbers of shares held or credited to the account of each named individual under these plans and the aggregate value of those shares as of December 31, 1999, are as follows:

                         Deferred Restricted Aggregate
                          Stock     Stock      Value
         --------------  -------- ---------- ----------
         Mr. Wagner       51,653        --   $1,815,930
         Mr. Warrington       --    24,957      877,388
         Mr. Kabat            --    29,450    1,035,344
         Mr. Hubbard          --    14,202      499,285
         Mr. Krei             --    11,576      406,966

(4) The number of shares shown is adjusted to reflect annual stock dividends and a stock split.

(5) All other compensation includes: (a) Old Kent's matching contributions under the Old Kent Thrift Plan, (b) Old Kent's matching contributions under the Old Kent Executive Thrift Plan, and (c) amounts paid by Old Kent for term life insurance. The amounts included for each such factor are:

                         Thrift  Executive    Life
                          Plan  Thrift Plan Insurance
         --------------  ------ ----------- ---------
         Mr. Wagner      $1,875   $44,818    $1,307
         Mr. Warrington   1,875    18,881     1,307
         Mr. Kabat        1,875    17,936     1,307
         Mr. Hubbard      4,800        --     1,307
         Mr. Krei         4,800     7,954     1,307

Equity-Based Compensation Program

It is Old Kent's practice to award stock options annually to key policy-making members of management. Stock options have been an important component of Old Kent's executive compensation program for many years. Stock options are believed to help align the interests and risks of senior management with the interests and risks of shareholders by promoting stock ownership by executive officers and rewarding them for appreciation in the price of Old Kent's stock. Stock options that were granted, exercised, or outstanding during 1999 were granted under various stock option plans, all of which have been approved by Old Kent's shareholders.

Stock options entitle an executive to buy shares of Old Kent common stock during a specified time period at a specified price. Subject to restrictions imposed by the plans, the Compensation Committee determines who will be granted options, how many shares will be the subject of options, the form of consideration that may be paid upon the exercise of an option, and the vesting terms of options. Although Old Kent's stock plans authorize stock appreciation rights, no stock appreciation rights were outstanding at the date of this proxy statement.

Individual Option Grants in 1999. The following table provides information on options to purchase Old Kent stock granted in 1999 to the specified officers:


                       Option Grants in Last Fiscal Year

                                  % of
                                  Total
                   Number of     Options
                   Securities    Granted    Exercise
                   Underlying      to         Price                  Grant Date
                    Options     Employees    ($ Per     Expiration    Present
  Name             Granted(1)    in 1999    Share)(1)      Date       Value(2)
  --------------   ----------   ---------   ---------   ----------   ----------
  Mr. Wagner        157,500       8.64%      $41.22      6/21/09     $1,787,625
  Mr. Warrington     84,000       4.60        41.22      6/21/09        953,400
  Mr. Kabat          84,000       4.60        41.22      6/21/09        953,400
  Mr. Hubbard        52,500       2.88        41.22      6/21/09        595,875
  Mr. Krei           52,500       2.88        41.22      6/21/09        595,875

(1) The per share exercise price of each option is equal to the market value of Old Kent stock on the date each option is granted. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement, or other termination of employment. Options granted to each individual in 1999 vest in three equal installments, on the date of grant and the first and second anniversary of the date of grant. All options permit the option price to be paid by delivery of cash or other shares of Old Kent stock owned by the option holder, including shares acquired through the exercise of options. The number of shares underlying options and the exercise prices have been adjusted to reflect the 5% stock dividend paid in July 1999.

(2) Based on the Black-Scholes option pricing model expressed as a ratio 11.35 multiplied by number of shares. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include:

   . A stock price volatility of 22%;

   . A risk free rate of return of 5.93%;

   . An expected average dividend yield of 2.0%; and

   . An expected average option holding period of six years, which period approximates Old Kent's historical experience.

  No adjustments were made for the non-transferability of the options or to reflect any risk of forfeiture prior to vesting. Disclosure of grant date present value is presented pursuant to Securities and Exchange Commission regulations. Old Kent's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

Option Exercises in 1999. The following table shows year end option values for the specified executive officers. No options were exercised by these individuals in 1999.


             Aggregate Option Exercises and Year End Option Values

                                              Number of Shares        Value of Unexercised,
                                           Underlying Unexercised     In-the-Money Options
                      Shares               Options at Year End(1)          at Year End
                     Acquired     Value   ------------------------- -------------------------
                  on Exercise(1) Realized Exercisable Unexercisable Exercisable Unexercisable
  --------------  -------------- -------- ----------- ------------- ----------- -------------
  Mr. Wagner            --          --      427,237      151,305    $5,533,286     $38,572
  Mr. Warrington        --          --      143,079       79,153     4,045,717      19,286
  Mr. Kabat             --          --      147,936       79,153     4,216,470      19,286
  Mr. Hubbard           --          --       67,406       54,294     1,754,495      16,072
  Mr. Krei              --          --       52,964       50,435     1,172,398      12,857

(1) The number of shares shown is the gross number of shares covered by options, adjusted to reflect the July 1999 5% stock dividend. Officers may deliver other shares owned or surrender shares receivable in payment of the option price and withholding taxes, resulting in a smaller net increase in their share holdings.

Retirement Plans

All officers and employees of Old Kent who satisfy eligibility requirements are participants in the Old Kent Retirement Income Plan, a qualified defined benefit plan. The Internal Revenue Code limits the maximum annual pension from a qualified plan. The executive officers named above and certain other management employees also participate in the Old Kent Executive Retirement Income Plan, a nonqualified retirement plan. A participant in the Executive Retirement Income Plan will receive supplemental retirement benefits equal to the difference between the benefits to which he or she is entitled under the Old Kent Retirement Income Plan and the benefits to which he or she would have been entitled under that plan formula as in effect on December 31, 1988, if those benefits were based on compensation, including compensation deferred by the executive, and if the annual limits on compensation and benefits and other applicable limits specified in the Internal Revenue Code did not apply.

The following table illustrates the combined benefit levels of the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan for executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:


                                         Years of Service
     Average           ------------------------------------------------------------------------
  Remuneration,                                                                    25 or
     Age 65               10                 15                 20                 more
  -------------        --------           --------           ---------           ---------
   $  500,000          $120,000           $180,000           $ 240,000           $ 300,000
      750,000           180,000            270,000             360,000             450,000
    1,000,000           240,000            360,000             480,000             600,000
    1,250,000           300,000            450,000             600,000             750,000
    1,500,000           360,000            540,000             720,000             900,000
    1,750,000           420,000            630,000             840,000           1,050,000
    2,000,000           480,000            720,000             960,000           1,200,000
    2,250,000           540,000            810,000           1,080,000           1,350,000


The benefits shown in the table above will be reduced by 50% of primary social security payments. Benefits are based on the executive's years of service and his or her five highest consecutive years of compensation over the last ten years of service, subject to certain limits. Compensation shown in the Summary Compensation Table above under the caption "Annual Compensation" is representative of the compensation used in calculating average remuneration for the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan. As of December 31, 1999, Mr. Wagner had 23 years of service; Mr. Warrington, 12; Mr. Kabat, 18; Mr. Hubbard, 3; and Mr. Krei, 3.

Executive Severance Agreements

Old Kent has entered into executive severance agreements with the executive officers named in the Summary Compensation Table in this proxy statement. Each agreement provides severance benefits to the executive officer if, within 24 months after or six months before a "Change in Control" of Old Kent, Old Kent terminates the executive officer for reasons other than "cause," or the executive officer terminates the employment for good reason or because the successor company breaches the severance agreement.

A "Change in Control" of Old Kent is deemed to have occurred if (1) any person or entity acquires beneficial ownership of 25% or more of the combined voting securities of Old Kent; (2) the board of directors is not comprised of a majority of directors who were directors (or nominated to become directors) prior to the effective date of the change of control; (3) Old Kent merges or consolidates with or into another entity where the voting securities of Old Kent fail to represent at least 60% of the voting power of the surviving entity; (4) Old Kent sells or otherwise transfers assets or earning power totaling more than 50% of the assets or earning power of Old Kent (on a consolidated basis); or (5) Old Kent is completely liquidated or dissolved.

An executive officer's termination of employment is for "good reason" if Old Kent or its successor assigns him duties materially inconsistent with his present duties, shifts his job location more than 50 miles, or reduces his base salary or participation in short and long-term incentive, benefit and retirement plans. Each agreement has a 3-year term and is self-renewing for additional 1-year terms unless Old Kent notifies the executive officer of its termination of the severance agreement at least six months prior to its expiration. The agreements (with one exception) provide severance benefits of a lump-sum payment equal to three years' salary and bonuses; health, life, and disability benefits for the 3-year period; augmented executive retirement benefits; accelerated payment of all deferred compensation benefits; and, if applicable, an amount that will offset the excise tax consequences of any excess parachute amounts under Section 280G of the Internal Revenue Code. For Mr. Krei, the severance benefits are the same, except they are limited to two years' salary and bonuses and extension of the other benefits for only a two-year period.

            Compensation Committee Report on Executive Compensation
      ----------------------------------------------------------

The Compensation Committee of Old Kent's board of directors reviews Old Kent's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the board of directors. Directors who are also employees of Old Kent or its subsidiaries do not serve on this committee.

Old Kent has engaged a nationally recognized compensation consulting firm to assist the Compensation Committee and the board of directors to formulate compensation policies and determine appropriate compensation levels. This firm reports directly to the Compensation Committee.

Superior financial performance is Old Kent's primary business objective. Long-term relative total return to shareholders is considered by Old Kent to be the primary measure of financial performance. Old Kent focuses on maintaining and improving its return on equity as a means of achieving the highest possible relative total return to shareholders.

For compensation purposes, Old Kent compares itself to a peer group of companies that is selected annually at the beginning of the year based on the recommendations of its consulting firm. The peer group may change from year to year. For comparison purposes, the companies with the highest and lowest returns on equity for the year are eliminated. Members of the peer group may also be eliminated if, as a result of an acquisition or other extraordinary transaction, they are no longer representative. The peer group selected for 1999 initially included 24 bank holding companies having assets ranging from $9.6 billion to $38.5 billion as of December 31, 1998, with emphasis placed on regional bank holding companies. Two members of the original peer group were merged into other companies during the year. Of the 22 companies remaining in the peer group at year-end, 20 are included among the companies comprising the KBW 50 Index presented in the stock performance table above. For the year ended December 31, 1999, Old Kent's return on equity, compared to the companies included in its peer group, was in the first quartile of its peer group when computed on either a GAAP basis or an operating basis, as described below.

The Compensation Committee has broad discretionary authority to determine and recommend compensation and benefits. The Compensation Committee intends base cash compensation and benefits to be competitive. Base compensation is considered to be competitive if it is at or near the 50th percentile. To attract and retain management talent, the Compensation Committee generally seeks to provide base compensation and benefits at or near the 50th percentile of the peer group, although the Compensation Committee may approve higher or lower compensation or benefits if it considers deviation from the norm to be appropriate.

Old Kent also provides short and long-term incentive compensation programs to encourage superior performance. It is Old Kent's policy that above average compensation will be paid for above average performance.

Annual bonuses under Old Kent's short-term incentive compensation program are intended to reward executives for achieving specific goals, motivate executives to perform more effectively, and focus executives' attention on specific areas of major importance. Annual cash incentive bonuses may be paid based on performance against specific corporate, business unit and individual criteria. Corporate performance is measured entirely by return on equity. Return on equity may be computed on the basis of reported earnings ("GAAP" basis) or on the basis of operating income, which eliminates merger-related charges and the effects of other material nonrecurring transactions ("operating" basis). For 1999, return on equity was computed on an operating basis under the general short-term incentive plan and on a GAAP basis under the Executive Incentive Bonus Plan. Business unit performance is measured against specific criteria that vary from unit to unit. These criteria are recommended by senior management and approved by the Compensation Committee at the beginning of each year, and may include factors such as net income growth, loan quality improvement, increases in operating efficiency, and completion of specified strategic actions. Individual performance criteria are tailored to an individual's job description and relate to achieving specified goals in that position. Individual performance criteria are determined at the beginning of each year in a dialogue between the individual and an executive officer, and generally involve highly specific individual goals and tasks that vary widely from individual to individual.

The Chief Executive Officer's annual incentive bonus is paid under the Executive Incentive Bonus Plan, and is based entirely on corporate performance. The annual incentive bonuses of other executive officers named in this proxy statement are based on allocations of corporate, business unit, and individual performance components that vary from individual to individual based on position and function.

Each executive officer is assigned a target bonus amount at the beginning of each year. The amount of the target bonus is determined by the Compensation Committee, in its discretion, based in part on recommendations of senior management and consultation with Old Kent's compensation consultants. Target bonuses in 1999 were equal to 75% of base compensation for the Chief Executive Officer and 65% to 75% of base compensation for the other executive officers named in this proxy statement. At the end of each year, a bonus may be awarded to each executive officer in an amount that is equal to, greater than, or less than the target bonus, based on an assessment of performance against predetermined criteria specified for that officer. This evaluation considers corporate performance and, if applicable to an officer's specified performance criteria, a discretionary assessment of business unit performance and individual performance. No executive officer may be paid a bonus under the short-term incentive plan that is greater than 150% of his or her target bonus.

Long-term incentives are provided to reward executives for increasing shareholder value and to counterbalance potential for overemphasis on short-term results. All of Old Kent's long-term incentive programs involve stock options or stock awards. Stock ownership by executive officers is considered to be very important. Through use of stock as a medium for compensation, executives' long-term incentives are tied to shareholder value.

Normal long-term performance awards in 1999 consisted entirely of nonqualified stock options that vest over time. Old Kent maintains a capacity to award restricted stock and deferred stock compensation. Its present practice is to use restricted stock and deferred stock awards only for special purposes, such as hiring grants and special awards. However, annual long-term performance awards have in the past included, and may in the future include, restricted stock and deferred stock compensation awards. The Compensation Committee reviews its compensation policies and the results of those policies on a regular basis to maintain an appropriate mix of stock-based compensation and to evaluate Old Kent's ongoing competitiveness in the marketplace.

Stock option awards to executive officers in 1999 were determined by the Compensation Committee, with the advice of its consulting firm, based on a judgmental analysis of peer group practice, recognition of promotions, and Old Kent's emphasis on performance-based stock compensation. All stock options were granted at prices equal to the fair market value of common stock at the date of grant and vest in three equal annual installments.

Mr. Wagner's base salary for 1999 was fixed at a level that was intended to approximate the 50th percentile of base compensation paid to chief executive officers of other bank holding companies in Old Kent's peer group. An annual incentive bonus was paid to Mr. Wagner for 1999 under the Executive Incentive Bonus Plan. Under the Executive Incentive Bonus Plan, bonuses are based entirely on corporate performance. Corporate performance is determined with reference to a comparison of Old Kent's return on equity, computed on a GAAP basis, to that of Old Kent's peer group and to predetermined target levels set by the Compensation Committee. The bonus paid to Mr. Wagner for 1999 under the Executive Incentive Bonus Plan was 150% of his target bonus, reflecting the fact that Old Kent had a return on equity that was in the first quartile of its peer group in 1999.

Long-term incentive compensation awarded to Mr. Wagner in 1999 consisted entirely of a grant of nonqualified stock options. The stock options granted permit him to purchase 150,000 shares of Old Kent common stock (before adjustment for the stock dividend paid in 1999) at fair market value as of the date of grant. These stock options vest in three equal installments, on the date of grant and the first and second anniversaries of the date of grant. These awards were determined by the Compensation Committee in its discretion after considering corporate performance, peer group practice, recommendations of compensation consultants, and Old Kent's emphasis on performance-based stock compensation.

Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Compensation Committee and the Board of Directors view Section 162(m) as a consideration but not a constraint on compensation policy and may approve compensation that is not tax deductible. Old Kent's Stock Incentive Plan of 1999 and Executive Incentive Bonus Plan, both of which were approved by shareholders, have been designed to provide performance-based compensation that is not subject to a loss of deduction under Section 162(m).

During 1999, all recommendations of the Compensation Committee were unanimously approved by the board of directors without modification.

              Respectfully submitted,

              Michael J. Jandernoa, Chairman
              James P. Hackett
              John P. Keller
                                Related Matters
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Proposals of Shareholders

Under Old Kent's Bylaws, certain procedures are provided that a shareholder must follow to introduce an item of business at a meeting of shareholders. These procedures provide that an item of business to be introduced at a meeting of shareholders must be submitted in writing to Old Kent's Secretary and be received in the case of an annual meeting, no later than 120 days prior to the anniversary date of the prior year's proxy statement being released to shareholders if the annual meeting being held is within 30 days of the anniversary date of the previous year's meeting, or if not within such 30 days, not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

For a special meeting of shareholders, the item of business must be received by the seventh day following the date of notice of the meeting or public disclosure of the date of meeting.

Notice of a proposed item of business must include: (1) a brief description of the matter the shareholder desires to present for shareholder action; (2) the name and record address of the shareholder proposing the matter for shareholder action; (3) the class and number of shares of stock of Old Kent that are beneficially owned by the shareholder; (4) any material interest of the shareholder in the matter proposed for shareholder action; and (5) the exact text of any resolution the shareholder proposes to present for action at the meeting.

Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be presented at Old Kent's 2001 Annual Meeting of Shareholders must be received by us (attention: Corporate Secretary) at our principal executive offices by October 31, 2000 for inclusion in the proxy statement and form of proxy relating to that meeting.

1999 Annual Report

We have attached our 1999 Annual Report. Under the rules of the Securities and Exchange Commission, it is not technically part of this proxy statement.

Solicitation of Proxies

We will initially seek proxies by mail. Old Kent directors, officers and employees may also solicit proxies in person, by telephone or by facsimile without additional compensation. Proxies may be solicited by brokers and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by Old Kent.

Certain Relationships and Related Transactions

Directors and officers of Old Kent and their associates were customers of and had transactions with subsidiaries of Old Kent in the ordinary course of business between January 1, 1999 and February 21, 2000. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Old Kent's directors and officers to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors and officers are required by Securities and Exchange Commission regulations to furnish Old Kent with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by Old Kent (or written representations from certain reporting persons that no Forms 5 were required for those persons), we believe that, from January 1 through December 31, 1999, our directors and officers complied with all applicable filing requirements.

Independent Public Accountants

The board of directors has selected Arthur Andersen LLP as Old Kent's principal accountant for 2000. Representatives of Arthur Andersen LLP will be present at the annual meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

                                    APPENDIX

                           EXECUTIVE INCENTIVE BONUS
                                  PLAN OF 2000

                         EXECUTIVE INCENTIVE BONUS PLAN
                                    OF 2000

                                   SECTION 1

                     Establishment of Plan; Purpose of Plan

1.1 Establishment of Plan. Old Kent Financial Corporation (the "Company") establishes the EXECUTIVE INCENTIVE BONUS PLAN OF 2000 (the "Plan") for its corporate and Subsidiary officers and other key employees. The Plan provides for the payment of annual bonuses based on the Company's financial performance.

1.2 Purpose of Plan. The Plan's purpose is to provide officers and key management employees of the Company and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company's shareholders through compensation goals based on financial performance, and to attract and retain officers and key employees of exceptional ability. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

1.3 Effective Date. The Plan is initially effective as of January 1, 2000. The Board shall adopt this Plan and pay the Incentive Bonuses under the Plan for 2000 contingent upon approval of the Plan by the shareholders of the Company. In the absence of shareholder approval, this Plan shall be void. After the Board adopts and the shareholders approve this Plan, this Plan, which has amended the Old Kent Executive Incentive Bonus Plan of 1997, shall supersede the Old Kent Executive Incentive Bonus Plan of 1997.

                                   SECTION 2

                                  Definitions

For the purposes of this Plan, the following terms have the stated definitions unless the context plainly requires a different meaning:

2.1 Act. "Act" means the Securities Exchange Act of 1934, as amended.

2.2 Base Salary. "Base Salary" means the salary of the Participant in effect as of the beginning of the Fiscal Year unless the Committee provides otherwise.

2.3 Beneficiary. "Beneficiary" means the individual, trust, or other entity that the Participant designates to receive any amount payable with respect to the Participant under the Plan after the Participant's death pursuant to
Section 6.5.

2.4 Board. "Board" means the Company's Board of Directors.

2.5 Cause. "Cause" means: (a) the Participant's willful and continued failure to perform his or her duties with the Company after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has willfully failed to substantially perform his or her duties, and after the Participant has failed to resume substantial performance of his or her duties on a continuous basis within 14 calendar days of receiving such demand; (b) the Participant's willfully engaging in conduct (other than conduct covered in (a) above) that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Participant's having been convicted of a felony. For purposes of this provision, no act or failure to act on the Participant's part shall be deemed "willful" unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the action or omission was in the Company's best interests.

2.6 Code. "Code" means the Internal Revenue Code of 1986, as amended.

2.7 Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in the regulations under Section 162(m) of the Code.

2.8 Company. "Company" means Old Kent Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9 Fiscal Year. "Fiscal Year" means the calendar year, or such other financial reporting and taxable year as the Company may adopt.

2.10 Incentive Bonus. "Incentive Bonus" or "Bonus" means an annual bonus awarded and paid to a Participant for services to the Company during a Fiscal Year that is based upon achievement of the Company's preestablished, objective Performance Goals.

2.11 Negative Discretion. "Negative Discretion" means the power to limit or reduce a participant's incentive amount to a lesser amount than the award that would be computed based on a pre-established bonus formula or standard otherwise determined in the manner provided in this Section 5.

2.12 Participant. "Participant" means an officer or key employee of the Company or its Subsidiaries whom the Committee designates a Participant under this Plan for a Fiscal Year.

2.13 Peer Group. "Peer Group" means a group of bank holding companies and financial holding companies that the Committee selects as specified in Section 5.3.

2.14 Performance. "Performance" means the level of achievement of the financial performance criteria established by the Committee pursuant to Section 5.

2.15 Performance Goals. "Performance Goals" means performance goals established in the manner provided in Section 5.4.

2.16 Performance Criteria. "Performance Criteria" shall mean the incentive bonus formula, Performance Goals, performance measurement, and conditions specified by the Committee pursuant to Section 5.

2.17 Publicly Available Data. "Publicly Available Data" shall include data reported to or commonly reported in filings with the Securities and Exchange Commission or with the Board of Governors of the Federal Reserve System or in public announcements.

2.18 Subsidiary. "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

2.19 Surviving Spouse. "Surviving Spouse" means the spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and spouse die under circumstances that prevent ascertainment of the order of their deaths, it shall be presumed for purposes of the Plan that the Participant survived the spouse.

2.20 Target Bonus. "Target Bonus" means a Target Bonus established by the Committee for a Participant under Section 5.1(a).

                                   SECTION 3

                                 Administration

3.1 Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company. Except as limited in this Plan, the Committee shall have all of the express and implied powers and duties set forth in this Plan and shall have full authority and discretion to interpret the Plan and to make all other determinations deemed necessary or advisable for the Plan's administration. Action may be taken by a written instrument signed by a majority of the Committee's members and any action so taken shall be effective as if it had been taken at a meeting. The Committee may make such other rules for the conduct of its business and may adopt such other rules, policies, or forms for the administration, interpretation or implementation of the Plan as it deems advisable. All of the Committee's determinations, interpretations and selections regarding the Plan shall be final and conclusive.

3.2 Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the Plan's administration or implementation. Each individual who is or has been a member of the Committee or delegated authority by the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with any act or failure to act under the Plan. Each such individual shall be justified in relying on information that any appropriate person or persons, including, but not limited to, an accountant, an attorney, an employee benefits executive or specialist, or a financial advisor, furnished in connection with the Plan's administration or implementation.

                                   SECTION 4

                                  Eligibility

4.1 Participation. For each Fiscal Year, the Committee shall select the Company or Subsidiary officers or other key employees who shall be Participants for the year.

4.2 Continuing Participation. Selection as a Participant for a Fiscal Year by the Committee is limited to that Fiscal Year. An eligible officer or key employee will be a Participant for a Fiscal Year only if designated as a Participant by the Committee for that Fiscal Year.

                                   SECTION 5

                       Determination of Incentive Bonuses

5.1 Bonus Formula or Standards. Incentive Bonuses under the Plan shall be paid solely as a result of the attainment of one or more preestablished, objective Performance Goals. The Committee shall preestablish Performance Goals in writing in the manner and within the time limits specified in this Section 5. The Committee shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the Performance Goal is attained. For each Participant for each Fiscal Year:

  (a) Target Bonus. A Target Bonus shall be specified, expressed as a percentage of the Participant's Base Salary, a specified dollar amount, or a formula. If the Target Bonus is expressed as a percent of Base Salary or as a formula that has Base Salary as a variable, any increase in the salary level of a Participant during the Fiscal Year after determination of the Target Bonus shall not increase Base Salary or the Participant's Target Bonus.

  (b) Incentive Bonus Formula. The Incentive Bonus levels shall be specified, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of Performance. The Incentive Bonus Formula may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of Performance, (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance, or (iii) a combination of such a matrix and such a mathematical formula.

  (c) Performance Goals. Performance Goals to be achieved as a condition to payment of Bonuses shall be determined as provided in Section 5.4.

  (d) Performance Measurement. The business criteria for measurement of Performance shall be determined under Section 5.2; and

  (e) Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus may be reduced or forfeited (but not increased), including, but not limited to, the availability of negative discretion under Section 5.8.

5.2 Performance Measurement. The business criteria for measurement of Performance shall be specified in writing in the following manner:

  (a) Performance Factors. The Performance of the Company and the members of the Peer Group shall be measured by reference to any one or more of the following business criteria that shall be specified by the Committee:

      (i) Net income
      (ii) Net income per share
      (iii) Return on equity
      (iv) Cash earnings
      (v) Cash earnings per share
      (vi) Cash earnings return on equity
      (vii) Operating income
      (viii)  Operating income per share
      (ix) Operating income return on equity

  (b) Adjustments. The Committee may specify that Performance, measured with reference to any of the business criteria listed in Section 5.3 (a), may be adjusted on an objective, pre-established, determinable, and comparable basis for the Company and the members of the Peer Group, in order to eliminate the disparate effects on the Company and the members of the Peer Group, resulting from any one or more of the following:

      (i) Acquisitions
      (ii) Mergers
      (iii) Disposition of businesses or branches
      (iv) Extraordinary transactions
      (v) Amortization of goodwill or other intangible assets
      (vi) Changes in accounting practices based on newly promulgated accounting rules and interpretations
      (vii) Securities transactions
      (viii) Discontinued operations

5.3 Designation of Peer Group. The Committee shall select a Peer Group for each Fiscal Year. The Peer Group shall consist of a number of specified bank holding companies ("BHCs") and financial holding companies ("FHCs") that the Committee selects in its discretion. The Committee may also specify criteria for elimination of previously selected BHCs and FHCs from the Peer Group during the Fiscal Year by reason of specific circumstances that the Committee determines would cause a BHCs' or FHCs' Performance to not be representative of the Performance of the other BHCs or FHCs in the Peer Group. (For example, without limitation, the Committee may specify that BHCs or FHCs with the highest and lowest Performance will be eliminated, or companies that experience extraordinary events such as mergers or acquisitions will be eliminated.)

5.4 Performance Goals. Performance Goals that must be satisfied as a condition to payment of Bonuses at specified levels shall be specified in the following manner:

  (a) Rank of Performance. The rank of the Company's Performance among the Performance of the members of the Peer Group (for example, without limitation, Performance may be measured by reference to the percentile or quartile of the Company's Performance within the Peer Group);

  (b) Formula Relating to Performance. A formula that relates the Company's Performance to the Performance of the members of the Peer Group (for example, without limitation, Performance may be measured by a formula that determines Incentive Bonus levels by reference to a percentage of the median of the Performance of the Peer Group);

  (c) Specified Levels of Performance. Achievement by the Company of specified, absolute levels of Performance, provided that such levels are greater than zero and substantially uncertain when specified (for example, without limitation, a provision that an Incentive Bonus would be paid at a specified level if the Company's Performance exceeds a specified level); or

  (d) Combination. Any combination of (a), (b) and (c) above, applied directly or in the alternative. The Committee may specify a Performance Goal that is based on a comparison of the Companies' Performance to the Performance of the members of the Peer Group under two or more alternative performance measurements or a combination of two or more performance measurements.

5.5 Incentive Bonus Conditioned on Performance. Payment of an Incentive Bonus to a Participant for a Fiscal Year under this Plan shall be entirely contingent upon a Performance Goal established by the Committee pursuant to this Section 5, the satisfaction of which shall be substantially uncertain when established by the Committee for the Fiscal Year.

5.6 Time of Determination by Committee. All determinations that the Committee will make for a Fiscal Year pursuant to this Section 5 shall be made during the first 90 days of each Fiscal Year.

5.7 Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which a third party with knowledge of the relevant facts could determine whether the Performance Goal or set of Performance Goals is met. The Performance Goal or set of Performance Goals shall also state, consistent with this Section 5, the method for computing the amount of the Incentive Bonus payable if the Performance Goal or set of Performance Goals is attained, in terms of an objective formula or standard that a third party having knowledge of the relevant Performance results could use to calculate the amount to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 5, it may not amend or waive such criteria after the 90th day of a Fiscal Year. The Committee shall have no authority or discretion to increase any Incentive Bonus, or to construe, modify or apply the measurement of Performance in a manner that will directly or indirectly increase an Incentive Bonus for any Participant for any Fiscal Year above the amount determined by the applicable objective standards established within the first 90 days of the Fiscal Year.

5.8 Negative Discretion. The Committee shall have authority, when the Committee specifies the applicable preestablished, objective formulas or standards, to reserve the power, in its sole discretion, to decrease any Incentive Bonus or to construe, modify, or apply the measurement of Performance in a matter that will directly or indirectly decrease the Incentive Bonus for any Participant for any Fiscal Year below the amount determined by the applicable preestablished, objective formulas or standards specified within the first 90 days of the fiscal year. ("Negative Discretion"). However, the exercise of this Negative Discretion with respect to one Participant may not increase the Incentive Bonus payable to any other Participant.

5.9 Available Data. The measurement of Performance of the Peer Group shall be based on financial data concerning the members of the Peer Group that is Publicly Available. Data that is not Publicly Available for a Peer Group member may be disregarded. (For example, without limitation, if the Committee specifies an adjustment based on acquisition-related charges and if some members of the Peer Group disclosed acquisition-related charges as a separate item in their financial statements, but other members of the Peer Group did not, acquisition-related charges of those members of the Peer Group that did not separately disclose such charges may be disregarded even if such charges are believed to have been taken.)

                                   SECTION 6

                 Determination and Payment of Incentive Bonuses

6.1 Committee Certification. The Incentive Bonus for each eligible Participant for a Fiscal Year shall be determined on the basis of the Target Bonus and Performance Criteria that the Committee establishes pursuant to Section 5 for the Fiscal Year. The Committee shall determine, and shall certify in writing prior to payment of any Incentive Bonus that the Company's Performance for the Fiscal Year satisfied the Performance Criteria that the Committee established for that Fiscal Year. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

6.2 Partial Year Performance Adjustments. The Incentive Bonus otherwise payable to a Participant for a Fiscal Year shall be adjusted as follows:

  (a) Termination of Employment. In the event of termination of the Participant's employment during the Fiscal Year, the full amount of the Incentive Bonus for that year shall be paid after the Company has attained the Performance Goal or Goals unless the Participant's employment was terminated for Cause or was voluntarily terminated by the Participant without the prior approval and consent of the Committee. In the event of termination of the Participant's employment under either of the latter circumstances, the amount of the Incentive Bonus paid to the Participant for the Fiscal Year shall be reduced by multiplying the amount of the Incentive Bonus that would be payable for the entire Fiscal Year by a fraction, the numerator of which is the total number of calendar months in which the Participant performed the duties of his or her regular employment, and the denominator of which is 12.

  (b) Extraordinary Events. In the event of a merger, consolidation, sale, exchange, reorganization, liquidation, recapitalization, dissolution, or other extraordinary transaction with respect to the Company or a substantial portion of the assets of the Company during a Fiscal Year that the Committee judges to render the performance of the Company for the remainder of the Fiscal Year insufficiently comparable to the Peer Group for fair application of the Performance Goals for the year, the Committee may determine that Incentive Bonuses for the Fiscal Year shall be based upon attainment of the Performance Criteria by the Company for the portion of the Fiscal Year through the calendar quarter ending prior to the occurrence of the extraordinary event.

6.3 Maximum Incentive Bonus. The Incentive Bonus for any Participant for any Fiscal Year shall not, in any event, exceed $3,000,000.

6.4 Payment to Participant or Beneficiary. The Incentive Bonus of each Participant shall be paid to the Participant or the Beneficiary of any deceased Participant by the Company as soon as feasiblely possible following final determination and certification by the Committee of the amount payable. The Committee, in its sole discretion, may authorize a provisional payment of an Incentive Bonus in advance of final determination and certification by the Committee of the final amount payable, based on preliminary information available to the Committee. If the Committee does authorize such a provisional payment, it shall specify a method, determined in the sole discretion of the Committee, by which any excess of the provisional payment made to any Participant may be recovered by the Company in the event that the amount of the Incentive Bonus, as finally determined and certified by the Committee, exceeded the amount of the provision payment.

6.5 Designations of Beneficiary. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant's estate.

                                   SECTION 7

                               General Provisions

7.1 Benefits Not Guaranteed. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that an Incentive Bonus will be payable under the Plan.

7.2 No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee any contractual right to participate in or receive benefits of the Plan. No designation of an employee as a Participant for all or any part of a Fiscal Year shall create a right to an Incentive Bonus under the Plan for any other Fiscal Year. There is no obligation that employees, eligible officers or Participants under the Plan be treated uniformly.

7.3 No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual, and this Plan shall not be construed or applied as an employment contract or obligation. Nothing in this Plan shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant, officer, or other employee or to terminate the employment of any Participant, officer, or other employee with or without Cause at any time.

7.4 No Assignment or Transfer. Neither a Participant, any Beneficiary, nor other representative of a Participant or Beneficiary shall have any right to assign, transfer, attach, or hypothecate any amount or credit, potential payment, or right to future payments of any amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or Beneficiary or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

7.5 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements. A Participant may have other targets under other plans of the Company. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the criteria for payment of an Incentive Bonus under this Plan.

7.6 Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state, and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

7.7 Incompetent Payee. If the Committee determines that an individual entitled to a payment under this Plan is incompetent, it may cause benefits to be paid to another individual for the use or benefit of the Participant or Beneficiary at the time or times otherwise payable under this Plan, in total discharge of the Plan's obligations to the Participant or Beneficiary.

7.8 Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

7.9 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the remaining provisions of the Plan shall not be affected, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.10 Construction. The singular includes the plural, and the plural includes the singular, and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in this Plan.

7.11 Headings. The section headings are included for reference and convenience only. These headings are not to be construed as interpretive of or in conflict with any of the language used in this Plan.

                                   SECTION 8

                           Termination and Amendment

The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Bonus awarded for any Fiscal Year prior to the year in which the termination or amendment is adopted or, if later, is effective. No amendment adopted after the first 90 days of a Fiscal Year may directly or indirectly increase the amount of any Incentive Bonus or alter the preestablished, objective criteria, formula, or standard in a manner that will increase any Incentive Bonus for that Fiscal Year. Except as otherwise provided in this Plan and the applicable preestablished, objective criteria, formula, or standard specified pursuant to this Plan for determining the amount of any Incentive Bonus for a Fiscal Year, no Incentive Bonuses shall be payable for the Fiscal Year in which the Plan is terminated or, if later, in which the termination is effective.

                                   SECTION 9

                              Duration of the Plan

Subject to earlier termination by the Board, this Plan shall terminate without action by the Board as of the date of the first meeting of the shareholders in 2005 unless the shareholders at that meeting or any earlier meeting reapprove the Plan. If reapproval occurs, the Plan will terminate as of the date of the first meeting of the shareholders in the 5th year following reapproval and each subsequent reapproval unless reapproved on or before the termination date. If the Plan terminates under this provision due to lack of reapproval by the shareholders, Incentive Bonuses shall not be paid for the Fiscal Year in which the Plan terminates.

                                     * * *

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PROXY
                         OLD KENT FINANCIAL CORPORATION
                              111 LYON STREET N.W.
                          GRAND RAPIDS, MICHIGAN 49503
                Annual Meeting of Shareholders - April 17, 2000


The undersigned shareholder appoints David J. Wagner, Robert H. Warrington, and Mary E. Tuuk, or any of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters that come before the annual meeting of shareholders of Old Kent Financial Corporation referred to above or any adjournment of that meeting.


This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy as directors and for approval of the proposal identified on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

--------------------------------------------------------------------------------

[OLD KENT LOGO]

OLD KENT FINANCIAL CORPORATION
111 LYON STREET N.W.
GRAND RAPIDS, MICHIGAN 49503

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
51 MERCEDES WAY
EDGEWOOD, NY
11717

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
                   -----------------
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provide or return to Old Kent Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you use telephone or the internet to transmit your voting instructions as described above, you will appoint the persons named in the attached proxy as your proxies, with the same authority as if you signed and returned the attached proxy. If you vote by telephone or vote using the internet, please do not mail your proxy.

THANK YOU FOR VOTING


CONTROL NUMBER

ACCOUNT NUMBER

PAGE  1 OF 2


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

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                             X                 OLDFIN            KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
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
OLD KENT FINANCIAL CORPORATION

  Your Board of Directors recommends that you vote FOR all nominees.               [CONTROL NUMBER]
                                                   ---

  Election of Directors.                                               For   Withhold  For All  To withhold authority to vote, mark
                                                                       All      All    Except   "For All Except" and write the
                                                                                                 nominee's number on the line below.

1.  01) William P. Crawford, 02) James P. Hackett, 03) Erina Hanka,    [ ]      [ ]      [ ]
    04) Michael J. Jandernoa, 05) Fred P. Keller and                                              ----------------------------------
    06) Robert H. Warrington.

Your Board of Directors recommends that you vote FOR this proposal.
                                                 ---

Vote On Proposal.                                         For   Against   Abstain
                                                                                          Please sign exactly as your name appears
2.  Proposal to Approve the Executive Incentive           [ ]     [ ]        [ ]          on this proxy.  If signing for estates,
    Bonus Plan of 2000.                                                                   trusts, or corporations, title or capacity
                                                                                          should be stated.  If shares are held
                                                                                          jointly, each holder should sign.


IMPORTANT! PLEASE DATE AND SIGN BELOW



-----------------------------------------------                  --------------------------------------
Signature [PLEASE SIGN WITHIN BOX]   Date                         Signature (Joint Owners)    Date

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